Exhibit 99.1

LIFETIME BRANDS ANNOUNCES PROPOSED OFFERING OF CONVERTIBLE NOTES;
UPDATES FINANCIAL GUIDANCE FOR 2006

WESTBURY, N.Y., June 21, 2006 — Lifetime Brands, Inc. (NASDAQ NM: LCUT), a leading designer, developer and marketer of a broad range of nationally branded consumer products used in the home, today announced its intention to market a private placement, subject to market conditions, of $50 million of Convertible Senior Notes due 2011 pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company expects to grant the initial purchasers a 30-day option to purchase up to an additional $10 million aggregate principal amount of the notes to cover over-allotments, if any. The Company intends to use the net proceeds from the private placement to repay indebtedness outstanding under its existing credit facility.

In connection with the private placement, the Company is furnishing potential purchasers of the notes information about its expectations for the second quarter and the current fiscal year, and has determined to furnish the same information generally. The Company previously has disclosed that the three acquisitions it consummated over the last year increased the extent to which its sales are weighted toward the second half of the year and therefore it anticipated reporting a loss for the second quarter of 2006. The Company expects this loss to be in the range of $0.11 to $0.16 per diluted share, including a loss of approximately $0.02 per diluted share from stock option expense. Taking into account the proposed offering, the Company now expects diluted earnings per share for 2006 to be between $1.50 and $1.70, compared to previously announced guidance of $1.45 to $1.70. The Company’s previous guidance on sales for 2006 remains unchanged. The Company does not intend to provide financial guidance on a quarterly basis in the future.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Lifetime is a leading designer, marketer and distributor of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home decor, picture frames and bath accessories, marketing its products under various trade names, including Farberware®, KitchenAid®, Pfaltzgraff®, Calvin Klein®, Cuisinart®, Hoffritz®, Sabatier®, Nautica®, Joseph Abboud Environments®, Roshco®, Baker’s Advantage®, Kamenstein®, CasaModa(TM), :USE®, Pedrini®, International®, Towle®, Tuttle®, Wallace® Melannco®, Rochard® and Kenneth Cole Reaction®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT: Robert McNally Chief Financial Officer (516) 683-6000	INVESTOR RELATIONS: Harriet Fried Lippert/Heilshorn & Associates, Inc. (212) 838-3777 or hfried@lhai.com